Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

Board Approves New Executive Employment Agreements

Omaha, NE—February 23, 2006—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today that its Board of Directors has approved new employment agreements for its executive officers James F. Lynch, Jorge A. Celaya, and Robert Scott Moncrieff. The employment agreements for Jorge A. Celaya and Robert Scott Moncrieff update and replace their existing employment agreements.  The Compensation Committee of the Board of Directors had recommended entering into these new employment agreements in line with market practice and as part of the ongoing process, announced by the Company on November 23, 2005, through which a special committee of the board and the Company’s financial advisor have been evaluating strategic alternatives to enhance long-term shareholder value.  The Board believes that having these employment agreements will appropriately assist retention of key management while promoting objectivity in evaluating all possible alternatives and optimizing the outcome from the strategic process.

These agreements do not change the executives’ existing levels of salary and bonus opportunity.  These agreements provide new or modified arrangements for the executives in the event of termination of employment or change of control.  The executive will receive severance of up to two times annual salary plus target bonus in the event of termination of employment without cause or by the executive for good reason, including any such termination of employment within two years following a change of control. Any options that have not already vested will vest upon a change of control.  Additional details regarding the employment agreements are provided in the Form 8-K the Company filed today.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has nearly 36,000 employees in 91 global contact centers, utilizing more than 32 languages and dialects to serve customers in 56 countries SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

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